EXHIBIT 4.1
                                                              -----------










                   NORTHERN INDIANA PUBLIC SERVICE COMPANY
                  BARGAINING UNIT TAX DEFERRED SAVINGS PLAN

                (AMENDED AND RESTATED AS OF JANUARY 1, 1994)







                              TABLE OF CONTENTS

   ARTICLE                                                           PAGE


   I GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.1  PURPOSE . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.2  CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . .    1

   II DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .    1
        2.1  ACCOUNT OR ACCOUNT BALANCE  . . . . . . . . . . . . . .    1
        2.2  AFFILIATE   . . . . . . . . . . . . . . . . . . . . . .    2
        2.3  AFTER-TAX CONTRIBUTIONS . . . . . . . . . . . . . . . .    2
        2.4  BENEFICIARY . . . . . . . . . . . . . . . . . . . . . .    2
        2.5  CODE  . . . . . . . . . . . . . . . . . . . . . . . . .    2
        2.6  COMMITTEE . . . . . . . . . . . . . . . . . . . . . . .    2
        2.7  COMPENSATION  . . . . . . . . . . . . . . . . . . . . .    2
        2.8  COMPANY . . . . . . . . . . . . . . . . . . . . . . . .    3
        2.9  DISABILITY  . . . . . . . . . . . . . . . . . . . . . .    3
        2.10 EFFECTIVE DATE  . . . . . . . . . . . . . . . . . . . .    3
        2.11 EMPLOYEE  . . . . . . . . . . . . . . . . . . . . . . .    3
        2.12 ENTRY DATE  . . . . . . . . . . . . . . . . . . . . . .    4
        2.13 HIGHLY COMPENSATED EMPLOYEE . . . . . . . . . . . . . .    4
        2.14 INVESTMENT FUNDS  . . . . . . . . . . . . . . . . . . .    5
        2.15 MATCHING CONTRIBUTIONS  . . . . . . . . . . . . . . . .    5
        2.16 PARTICIPANT . . . . . . . . . . . . . . . . . . . . . .    5
        2.17 PLAN  . . . . . . . . . . . . . . . . . . . . . . . . .    5
        2.18 PLAN QUARTER  . . . . . . . . . . . . . . . . . . . . .    5
        2.19 PLAN YEAR . . . . . . . . . . . . . . . . . . . . . . .    5
        2.20 PRE-TAX CONTRIBUTION  . . . . . . . . . . . . . . . . .    6
        2.21 PRIOR PLAN  . . . . . . . . . . . . . . . . . . . . . .    6
        2.22 ROLLOVER CONTRIBUTIONS  . . . . . . . . . . . . . . . .    6
        2.23 TRUST (OR TRUST FUND) . . . . . . . . . . . . . . . . .    6
        2.24 TRUSTEE . . . . . . . . . . . . . . . . . . . . . . . .    6
        2.25 VALUATION DATE  . . . . . . . . . . . . . . . . . . . .    6

   III  PARTICIPATION  . . . . . . . . . . . . . . . . . . . . . . .    6
        3.1  PARTICIPATION . . . . . . . . . . . . . . . . . . . . .    6
        3.2  PARTICIPATION UPON REEMPLOYMENT . . . . . . . . . . . .    6
        3.3  CHANGE IN JOB CLASSIFICATION  . . . . . . . . . . . . .    7
        3.4  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . .    7
        3.5  LEAVE OF ABSENCE  . . . . . . . . . . . . . . . . . . .    8

   IV  CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . .    8
        4.1  PRE-TAX CONTRIBUTIONS . . . . . . . . . . . . . . . . .    8
        4.2  SALARY REDUCTION AGREEMENT  . . . . . . . . . . . . . .    8
        4.3  MATCHING CONTRIBUTIONS  . . . . . . . . . . . . . . . .    9
        4.4  AFTER-TAX CONTRIBUTIONS . . . . . . . . . . . . . . . .    9
        4.5  MAXIMUM CONTRIBUTIONS . . . . . . . . . . . . . . . . .    9
        4.6  ROLLOVERS . . . . . . . . . . . . . . . . . . . . . . .    9
        4.7  INVESTMENT INSTRUCTIONS . . . . . . . . . . . . . . . .   10

   V    LIMITATIONS ON CONTRIBUTIONS AND BENEFITS  . . . . . . . . .   10
        5.1  MAXIMUM DOLLAR LIMITATION ON PRE-TAX CONTRIBUTIONS  . .   10







        5.2  LIMITATIONS UNDER CODE SECTION 415  . . . . . . . . . .   10
        5.3  NONDISCRIMINATION REQUIREMENTS-DEFINITIONS  . . . . . .   13
        5.4  401(K) TESTS FOR PRE-TAX CONTRIBUTIONS  . . . . . . . .   14
        5.5  CORRECTION OF EXCESS CONTRIBUTIONS  . . . . . . . . . .   14
        5.6  401(M) TESTS FOR  AFTER-TAX CONTRIBUTIONS AND  MATCHING
             CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . .   15
        5.7  CORRECTION OF EXCESS AGGREGATE CONTRIBUTIONS  . . . . .   16
        5.8  MULTIPLE USE OF ALTERNATIVE LIMITATION  . . . . . . . .   17

   VI   ALLOCATIONS AND INVESTMENTS  . . . . . . . . . . . . . . . .   19
        6.1  RECEIPT OF CONTRIBUTIONS BY TRUSTEE . . . . . . . . . .   19
        6.2  ESTABLISHMENT OF SUBACCOUNTS  . . . . . . . . . . . . .   19
        6.3  ACCOUNT ADJUSTMENTS . . . . . . . . . . . . . . . . . .   19
        6.4  INVESTMENT FUNDS  . . . . . . . . . . . . . . . . . . .   20
        6.5  INVESTMENT DIRECTED BY PARTICIPANTS . . . . . . . . . .   20
        6.6  INVESTMENT OF CONTRIBUTIONS . . . . . . . . . . . . . .   21

   VII  BENEFITS . . . . . . . . . . . . . . . . . . . . . . . . . .   21
        7.1  TERMINATION OF EMPLOYMENT . . . . . . . . . . . . . . .   21
        7.2  DISABILITY  . . . . . . . . . . . . . . . . . . . . . .   21
        7.3  DEATH . . . . . . . . . . . . . . . . . . . . . . . . .   22
        7.4  PAYMENT OF BENEFITS . . . . . . . . . . . . . . . . . .   22
        7.5  DESIGNATION OF BENEFICIARY  . . . . . . . . . . . . . .   23
        7.6  ROLLOVER DISTRIBUTIONS  . . . . . . . . . . . . . . . .   24
        7.7  MINIMUM DISTRIBUTION LIMITATIONS  . . . . . . . . . . .   25

   VIII WITHDRAWALS AND LOANS  . . . . . . . . . . . . . . . . . . .   27
        8.1  DISTRIBUTION AT AGE 59-1/2  . . . . . . . . . . . . . .   27
        8.2  WITHDRAWAL  OF  AFTER-TAX  CONTRIBUTIONS  AND  ROLLOVER
             CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . .   27
        8.3  HARDSHIP WITHDRAWALS  . . . . . . . . . . . . . . . . .   27
        8.4  LOANS TO PARTICIPANTS . . . . . . . . . . . . . . . . .   29

   IX   TRUST FUND . . . . . . . . . . . . . . . . . . . . . . . . .   31

   X    ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . .   32
        10.1 ALLOCATION OF RESPONSIBILITY AMONG FIDUCIARIES FOR PLAN
             AND TRUST ADMINISTRATION  . . . . . . . . . . . . . . .   32
        10.2 APPOINTMENT OF COMMITTEE  . . . . . . . . . . . . . . .   33
        10.3 COMMITTEE POWERS AND DUTIES . . . . . . . . . . . . . .   33
        10.4 RULES AND DECISIONS . . . . . . . . . . . . . . . . . .   33
        10.5 COMMITTEE ACTION  . . . . . . . . . . . . . . . . . . .   34
        10.6 CLAIMS PROCEDURE  . . . . . . . . . . . . . . . . . . .   34
        10.7 FACILITY OF PAYMENT . . . . . . . . . . . . . . . . . .   35
        10.8 INDEMNIFICATION OF THE COMMITTEE  . . . . . . . . . . .   35

   XI   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . .   35
        11.1 ACTION BY COMPANY . . . . . . . . . . . . . . . . . . .   35
        11.2 NONGUARANTEE OF EMPLOYMENT  . . . . . . . . . . . . . .   35
        11.3 RIGHTS TO TRUST ASSETS  . . . . . . . . . . . . . . . .   35
        11.4 NONALIENATION OF BENEFITS . . . . . . . . . . . . . . .   35
        11.5 NONFORFEITABILITY OF BENEFITS . . . . . . . . . . . . .   36
        11.6 CONTROLLING LAW . . . . . . . . . . . . . . . . . . . .   36







   XII  AMENDMENTS AND TERMINATION . . . . . . . . . . . . . . . . .   36
        12.1 AMENDMENT OR TERMINATION  . . . . . . . . . . . . . . .   36
        12.2 MERGER OR CONSOLIDATION . . . . . . . . . . . . . . . .   36
        12.3 DISCONTINUANCE OF EMPLOYER CONTRIBUTIONS  . . . . . . .   37
        12.4 LIQUIDATION OF THE TRUST FUND . . . . . . . . . . . . .   37
        12.5 MANNER OF DISTRIBUTION  . . . . . . . . . . . . . . . .   37







                   NORTHERN INDIANA PUBLIC SERVICE COMPANY
                  BARGAINING UNIT TAX DEFERRED SAVINGS PLAN


                                  ARTICLE I

                                   GENERAL

   1.1 PURPOSE Effective October 1, 1987, the Northern Indiana Public Service Company (the "Company") established the Northern Indiana Public Service Company Bargaining Unit Tax Deferred Savings Plan to encourage savings and provide tax-effective compensation for Participants (as defined herein). It was amended and restated effective January 1, 1989 in order to meet the requirements of the Tax Reform Act of 1986 ("Prior Plan"). It has been further amended and restated effective January 1, 1994 in order to meet all additional statutory and regulatory requirements applicable thereto. This document sets forth the provisions of such Plan and is intended to comply with Section 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder and all other currently applicable statutory and regulatory requirements.

   Except wherever otherwise provided herein, the provisions of this Plan shall apply only to Participants who are actively employed on or after January 1, 1994. Except where otherwise provided, the rights and benefits, if any, of any Participant who terminated employment prior to January 1, 1994, or who is or will be receiving benefits under the Prior Plan shall be determined solely on the basis of the Prior Plan provisions in effect on the date his employment terminated.

   1.2 CONSTRUCTION The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender and the singular shall be deemed to include the plural unless the context clearly indicates to the contrary. The words "hereof," "herein," "hereunder," and other similar compounds of the word "here" shall mean and refer to the entire Plan and not to any particular provision or Article.


                                 ARTICLE II

                                 DEFINITIONS

   Where the following words and phrases appear in this Plan, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary.

   2.1 ACCOUNT OR ACCOUNT BALANCE The total assets of the combination of each Participant's Pre-tax Contribution Account, After-tax
   Contribution Account, Matching Contribution Account, and Rollover Account held in accordance with Section 6.2 of the Plan.

   2.2 AFFILIATE Any corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company; any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes the Company; any leasing organization, to the extent that its employees are required to be treated as if they were employed by the Company pursuant to Section 414(n) of the Code and the regulations thereunder; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code. An entity shall be an Affiliate only with respect to the existing period as described in the preceding sentence.

   2.3 AFTER-TAX CONTRIBUTIONS The contributions made to the Trust in accordance with Section 4.4 of the Plan and allocated to an "After-tax Contribution Account" pursuant to Section 6.2 of the Plan.

   2.4 BENEFICIARY A person or persons designated by a Participant in accordance with the provisions of Section 7.5 to receive any death benefit which may be payable under this Plan.

   2.5 CODE The Internal Revenue Code of 1986, as amended, and any regulations thereunder.

   2.6 COMMITTEE The persons appointed to assist in the administration of the Plan in accordance with Section 10.2.

   2.7 COMPENSATION The aggregate basic annual salary or wage, bonus, overtime, sick pay and shift differential paid to a Participant by the Company for personal services as defined under Code Section 415(c)(3), including Pre-tax Contributions and Code Section 125 deferrals. However, for purposes of applying the limitations under Code Section 415 as described in Section 5.2 of the Plan, Compensation shall not include Pre-tax Contributions and Code Section 125 deferrals.

   If during any Plan Year a Participant is employed by, and performs personal services for, both the Company and United Steel Workers of America, Local Union 12775 or 13796, as an elected or appointed Official thereof, his Compensation for purposes of the Plan shall include the aggregate basic annual salary or wage, bonus, overtime, sick pay and shift differential paid to the Participant during such Plan Year by the Company and the wages paid to such Participant during such Plan Year by such Local Union in lieu of amounts that would otherwise have been paid to him by the Company. For purposes of this paragraph the term Official shall include the positions mutually agreed to between the Company and the applicable Local Union. The Company shall be entitled to conclusively rely upon only such information that is timely received from either such Local Union regarding Compensation received by a Participant from such Local Union.

   For purposes of Article V and purposes of determining who is a Highly Compensated Employee, the Company shall have the right to use any adjustments or alternative definitions of compensation as the Internal Revenue Service may provide by regulation under Code Section 414(s). In no event shall the Compensation of a Participant taken into account under the Plan for any Plan Year commencing after December 31, 1988 and prior to January 1, 1994, exceed $200,000 (or such greater amount provided pursuant to Section 401(a)(17) of the Code). In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the annual Compensation of each Participant taken into account under the Plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner of Internal Revenue for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is
   12. For Plan Years beginning on or after January 1, 1994, any reference in this Plan to the limitation under Section 401(a)(17) of the Code shall mean the OBRA '93 annual compensation limit set forth in this paragraph. If Compensation for any prior determination period is taken into account in determining a Participant's benefits accruing in the current Plan Year, the Compensation for that prior determination period is subject to the OBRA '93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the Plan Year beginning on January 1, 1994, the OBRA '93 annual compensation limit is $150,000.

   2.8 COMPANY The Northern Indiana Public Service Company, a corporation organized and existing under the laws of the State of Indiana, or its successor or successors. The term "Company" shall also include NIPSCO Industries, Inc. and such Affiliates that adopt the Plan.

   2.9 DISABILITY Any Participant who receives long-term disability benefits from the Company or who receives Social Security disability payments is presumptively disabled for purposes of this Plan.

   2.10 EFFECTIVE DATE The date the amended and restated Plan became effective which is January 1, 1994.

   2.11 EMPLOYEE Any person who is employed by the Company on a full-time basis (40 or more hours per week on a regular basis), and on whose behalf contributions are being made by the Company under the Federal Insurance Contribution Act and whose terms and conditions of employment are governed by a collective bargaining agreement between the Company and a duly recognized bargaining representative; provided that such collective bargaining agreement provides for coverage under the Plan.

   Notwithstanding the provisions of this Section 2.11, a person who is not employed by the Company, but who performs services for the Company pursuant to an agreement between the Company and a leasing organization, shall be considered a "leased employee" after such person performs such services for a twelve-month period and the services are of a type historically performed by Employees. A person who is considered a leased employee of the Company shall not be considered an Employee for purposes of the Plan. If a leased employee subsequently became an Employee and thereafter participates in the Plan, he shall receive credit for participation under Article III, for his period of employment as a leased employee, except to the extent that Section 414(n)(5) of the Code was satisfied with respect to such Employee while he was a leased employee.

   2.12 ENTRY DATE  The first day of each Plan Quarter.

   2.13 HIGHLY COMPENSATED EMPLOYEE Any present or former Employee who, during the current or immediately preceding year:

        (a) was a 5 percent owner of the Company;

        (b) received annual Compensation from the Company of more than $75,000 (as adjusted under Code Section 414(q));

        (c) received annual Compensation from the Company of more than $50,000 (as adjusted under Code Section 414(q)) and was in the top-paid 20% of the Employees; or

        (d) was an officer of the Company receiving annual Compensation greater than 50% of the limitation then in effect under Code
        Section 415(b)(1)(A); provided that for purposes of this subparagraph (d), no more than 50 Employees of the Company (or if lesser, the greater of 3 Employees or 10 percent of the Employees) shall be treated as officers.

   If an Employee described in subparagraph (b), (c) or (d) during the current Plan Year was not described in subparagraph (b), (c) or (d) during the preceding Plan Year, such individual shall not be a Highly Compensated Employee unless the Employee is one of the highest paid 100 Highly Compensated Employees in the current Plan Year.

   If an Employee is, during a determination year or immediately preceding year, a family member of either a 5 percent owner who is an active or former Employee or a Highly Compensated Employee who is one of the 10 most Highly Compensated Employees ranked on the basis of Compensation paid by the Company during such year, then the family member and the 5 percent owner or top-ten Highly Compensated Employee shall be aggregated. In such case, the family member and the 5 percent owner or top-ten Highly Compensated Employee shall be treated as a single Employee receiving Compensation and Plan contributions or benefits equal to the sum of such Compensation and contributions or benefits of the family member and 5 percent owner or top-ten Highly Compensated Employee. For purposes of this Section, family member includes the spouse, lineal ascendants or descendants of the Employee or former Employee and the spouses of such lineal ascendants and descendants.

   The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of Employees in the top-paid group, the top 100 Employees, the number of Employees treated as officers and the Compensation that is considered, will be made in accordance with section 414(q) of the Code and the regulations thereunder.

   The Company for any Plan Year may elect to identify Highly Compensated Employees based upon only the current Plan Year to the extent permitted by Section 414(q) of the Code and regulations issued thereunder.

   2.14 INVESTMENT FUNDS The funds in which a Participant may direct the Trustee to invest the assets of his Account, as described in Section
   6.4 of the Plan.

   2.15 MATCHING CONTRIBUTIONS Contributions made to the Trust by the Company on behalf of eligible Participants, as described under Section
   4.3 and allocated to a Participant's "Matching Contributions Account" in accordance with Section 6.2.

   2.16 PARTICIPANT An Employee participating in the Plan in accordance with Section 3.1, and any former Employee who has an Account Balance under the Plan which has not been paid in full. Notwithstanding the preceding sentence, only actively employed Participants, other than anyone on an unpaid leave of absence, may contribute Pre-tax or After-tax Contributions pursuant to Article IV.

   In any event, an Employee who has deposited a Rollover Contribution pursuant to Section 4.6 of the Plan shall be deemed a Participant to the extent that the provisions of the Plan apply to the Rollover Account of such Employee.

   2.17 PLAN The Northern Indiana Public Service Company Bargaining Unit Tax Deferred Savings Plan as of the Effective Date, and as may hereafter be further amended.

   2.18 PLAN QUARTER The three month calendar period beginning on January 1, April 1, July 1, or October 1 of each Plan Year.

   2.19 PLAN YEAR The twelve month period commencing on January 1 and ending on December 31.

   2.20 PRE-TAX CONTRIBUTION A contribution made to the Trust in accordance with Section 4.1 of the Plan and allocated to a "Pre-tax Contribution Account" in accordance with Section 6.2 of the Plan.

   2.21 PRIOR PLAN  The Northern Indiana Public Service Company
   Bargaining Unit Tax Deferred Savings Plan, as in effect prior to January 1, 1989.

   2.22 ROLLOVER CONTRIBUTIONS  The contributions made to the Trust under
   Section 4.6, and allocated to a "Rollover Account" as described in
   Section 6.2 of the Plan, including a 1989 rollover contribution from the Northern Indiana Public Service Company Employee Stock Ownership Plan.

   2.23 TRUST (OR TRUST FUND)    Any and all assets held under the Plan
   by the Trustee maintained in accordance with the terms of the trust agreement, as from time to time amended, that constitutes a part of this Plan.

   2.24 TRUSTEE The corporation, person or persons, bank or trust company, authorized by the Company to perform custodial and investment functions with respect to the Trust.

   2.25 VALUATION DATE  The close of each business day.


                                 ARTICLE III

                                PARTICIPATION

   3.1 PARTICIPATION An Employee who was eligible to participate in the Prior Plan will continue to be eligible to participate in this Plan. Each other Employee will become eligible to participate in this Plan on the date he completes six months of continuous employment with the Company, beginning on his Employment Commencement Date subject to the provisions of Section 3.4. Once an Employee becomes eligible to participate, be will remain eligible as long as he remains an Employee, subject to the provisions of Section 3.3, and he may become a Participant as of the first Entry Date following the date he first becomes eligible or any Entry Date thereafter by completing the form set forth in Section 4.2 or Section 4.4. An Employee who became a Participant shall remain a Participant until he or his Beneficiary is paid his entire Account Balance following his Severance Date, except that any Participant who is on an unpaid leave of absence shall not be able to make Pre-tax Contributions or After-tax Contributions to the Plan during his unpaid leave of absence.

   3.2 PARTICIPATION UPON REEMPLOYMENT A Participant who incurs a Break in Service shall be eligible to participate on his Reemployment Commencement Date and may become a Participant on the first Entry Date following his Reemployment Commencement Date. Any other Employee must meet the eligibility requirements of Section 3.1.

   3.3 CHANGE IN JOB CLASSIFICATION In the event that a Participant becomes ineligible to participate in this Plan because his job classification is one that makes him ineligible under Section 2.11, he shall continue to have all rights of participation in the Plan as to his Account Balance, except that he shall not be eligible to make Pre-tax Contributions or After-tax Contributions to the Plan.

   If an Employee's job classification changes such that he meets the definition of Employee under Section 2.11, he shall become eligible to participate in the Plan on the date his change in status becomes effective, and may become a Participant on the first Entry Date following his change in status or any Entry Date thereafter pursuant to the procedures of the Plan.

   3.4  DEFINITIONS  Where the following words or phrases appear in this
   Article III, they shall have the meanings set forth below:

        a. BREAK IN SERVICE A 12 consecutive month period commencing on an individual's Severance Date and ending on his Reemployment Commencement Date.

        b. EMPLOYMENT COMMENCEMENT DATE The first day on which an individual first performs an Hour of Service for the Company.

        c. HOUR OF SERVICE Each hour for which an individual is paid or entitled to payment from the Company for the performance of duties and for reasons other than for the performance of duties, including each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Company, determined and credited in accordance with the Department of Labor Regulation Section 2530.200b-2.

        d. REEMPLOYMENT COMMENCEMENT DATE The first day following an Employee's Severance Date in which he first performs an Hour of Service for the Company.

        e.  SEVERANCE DATE  The earlier of:

             (1) the date on which an Employee quits, retires, is discharged or dies or;

             (2) the first anniversary of the first day of the period in which an Employee remains absent from service (with or without pay) for any reason other than quitting, retirement, discharge or death. Notwithstanding the prior sentence, the Severance Date of an individual who is absent from service beyond the first anniversary of the first day of absence by reason of a maternity or paternity absence as described in Code Section 410(a)(5)(E)(i) is the second anniversary of the first day of such absence. The period between the first and second anniversaries of the first date of absence is neither a period of service nor a Break in Service.

   3.5 LEAVE OF ABSENCE Employment for purposes of this Article III shall include a leave of absence of an Employee on and after August 5, 1993 pursuant to the Family and Medical Leave Act if the Employee returns to work for the Company at the end of such leave of absence.


                                 ARTICLE IV

                                CONTRIBUTIONS

   4.1 PRE-TAX CONTRIBUTIONS A Participant may elect to have the Company make Pre-tax Contributions to the Trust on his behalf by executing a salary reduction agreement as described in Section 4.2. Prior to January 1, 1995, the amount of Pre-tax Contributions that may be made on behalf of a Participant for any designated period shall be deducted from his Compensation and shall equal such whole dollar amount, not less than $10.00 per pay period as is designated by the Participant in the salary reduction agreement. On and after January 1, 1995 the amount of Pre-Tax Contributions that may be made on behalf of a Participant for any designated period shall be deducted from his Compensation and shall equal either (1) such whole percentage of his Compensation, or (2) such whole dollar amount not less than $10.00 per pay period, as is designated by the Participant in the salary reduction agreement. The Participant may also elect in a separate writing to have the Company contribute on his behalf, as a Pre-tax Contribution to the Trust, (a) any lump sum bonus amount otherwise payable, (b) any lump sum amount payable to the Participant in lieu of vacation days in accordance with the vacation policy of the Company, or (c) any amount resulting from unused credits from a plan established by the Company under Code Section 125. All Pre-tax Contributions made pursuant to the first two sentences of this Section shall be transmitted to the Trust within 30 days after the date on which such Pre-tax Contributions were deducted from the Participant's Compensation and all Pre-tax Contributions made pursuant to the third sentence of this Section shall be transmitted to the Trust within 30 days after the date on which such Pre-tax Contributions become available for transmission. All Pre-tax Contributions will be 100% vested and nonforfeitable at all times.

   4.2 SALARY REDUCTION AGREEMENT The salary reduction agreement represents a legally binding agreement by a Participant with the Company to accept a reduction in Compensation in consideration of a contribution to the Trust by the Company on the Participant's behalf in the same amount. For each Plan Year a Participant may enter into such an agreement with the Company by indicating his election according to the provisions of Section 4.1 on a form provided by the Company. Subject to the provisions of Article V, such election shall remain in force until changed in writing by the Participant. A Participant may elect to (i) commence, (ii) resume, (iii) change or
   (iv) eliminate the amount of future Pre-tax Contributions made on his behalf effective as of each Entry Date by filing a written change in election with the Company at least 15 days prior to the applicable

   Entry Date. Any election made pursuant to this paragraph shall apply to any regular payroll check dated on or after the Entry Date in which the election becomes effective. A Participant may not change his election with respect to Pre-tax Contributions already made by payroll deduction.

   4.3 MATCHING CONTRIBUTIONS Beginning January 1, 1991, the Company shall make a Matching Contribution to the Trust on behalf of each Participant who elected to make Pre-tax Contributions pursuant to
   Section 4.1, and who elected to invest such Pre-tax Contributions in the NIPSCO Industries, Inc. Common Stock Fund according to the provisions of Section 6.5. The amount of the Matching Contribution shall equal 1/9th of the amount of Pre-tax Contributions contributed to the NIPSCO Industries, Inc. Common Stock Fund. All Matching Contributions shall be transmitted to the Trust within 30 days after the date on which the contributions were made. All Matching Contributions will be 100% vested and nonforfeitable at all times.

   4.4 AFTER-TAX CONTRIBUTIONS A Participant may elect to have the Company make After-tax Contributions to the Trust on his behalf by executing a written election for each Plan Year on a form furnished by the Company. Prior to January 1, 1995, such After-tax Contributions shall be in such whole dollar amounts, not less than $10.00 per pay period as designated by the Participant, but not to exceed 10% of his Compensation for any pay period. On and after January 1, 1995 such After-tax Contributions shall be either (1) in such whole percentages of Compensation, or (2) in such whole dollar amounts not less than $10.00 per pay period, as designated by the Participant, but not to exceed 10% of his Compensation for any pay period. All After-tax Contributions shall be transmitted to the Trust within 30 days after the date on which the After-tax Contributions were deducted from the Participant's Compensation, and no later than 30 days following the end of the Plan Year in which such Contributions were made. All After-tax Contributions will be 100% vested and nonforfeitable at all times.

   4.5 MAXIMUM CONTRIBUTIONS Notwithstanding anything in the Plan to the contrary, the sum of a Participant's Pre-tax Contributions made pursuant to Section 4.1 plus the Participant's After-tax Contributions made pursuant to Section 4.4 shall not exceed twenty percent (20%) of such Participant's Compensation.

   4.6 ROLLOVERS Effective February 1, 1991, a Participant who has participated in any other qualified plan described in Section 401(a) of the Code shall be permitted, in accordance with such rules as established by the Committee, to make a Rollover Contribution to the Trust of an amount received by the Participant that is attributable to participation in such plan. A Rollover Contribution may be made only within 60 days following the date the Employee receives the distribution from such other plan (or within such additional period as may be provided under Section 408 of the Code if the Participant shall have made a timely deposit of the distribution in an individual retirement account). The Trustee may also receive directly from the trustee under such other plan all or any portion (as designated by such Employee in writing to the Committee) of the amount that would otherwise be distributable to the Participant by reason of his termination of participation in such other plan. Such Rollover Contribution shall be allocated to his Rollover Account, which may include a 1989 Rollover Contribution from the Northern Indiana Public Service Company Employee Stock Ownership Plan. A Rollover Contribution may not be made to the Trust by a former Employee.

   4.7 INVESTMENT INSTRUCTIONS Notwithstanding the preceding provisions of this Article, in no event may any contribution be made or authorized by a Participant unless such Participant has delivered investment instructions with respect to such contributions pursuant to the provisions of Section 6.5 on or prior to the date such contributions are authorized or delivered by the Participant.


                                  ARTICLE V

                  LIMITATIONS ON CONTRIBUTIONS AND BENEFITS

   5.1  MAXIMUM DOLLAR LIMITATION ON PRE-TAX CONTRIBUTIONS

        (a) In no event shall the sum of: (i) a Participant's Pre-tax Contributions for any calendar year and (ii) any other "elective deferrals" as defined in Code Section 402(g)(3), exceed $9,240 for 1994, or adjusted amounts (as indexed under Code Section 402(g)).

        (b) In the event that the aggregate amount of Pre-tax Contributions by a Participant exceeds the maximum dollar limitation as determined under (a) above, the amount of such excess Pre-tax Contributions, increased by any income and decreased by any losses attributable thereto, shall be returned to the Participant no later than April 15th of the calendar year following the calendar year for which the Pre-tax Contributions were made.

        (c) Excess Pre-tax Contributions shall be adjusted for any income, gain or loss pursuant to Section 402(g) of the Code for the calendar year in which such Contributions occurred.

   5.2  LIMITATIONS UNDER CODE SECTION 415

        (a) Notwithstanding anything contained in this Plan to the contrary, the provisions of this Plan shall at all times comply with the limitations, adjustments and other requirements prescribed in Code Section 415 and the regulations thereunder, the terms of which are specifically incorporated herein by reference. In the case of a Participant covered by this Plan and a defined benefit plan sponsored by an Employer, the benefits provided by the defined benefit plan shall be reduced first in order to comply with Code Section 415 and the regulations thereunder.

        (b) ADJUSTMENT FOR EXCESSIVE ANNUAL ADDITIONS The amount of Annual Additions that may be credited to a Participant's Account under this Plan, or that may be credited to such Participant under any other qualified plan, welfare benefit fund, (as defined in Code Section 419(e)), or an individual medical account, (as defined in Code Section 415 (1)(2)), maintained by an Employer, for any Limitation Year will not exceed the lesser of $30,000 (as increased by the Commissioner of Internal Revenue under Code
        Section 415(d)), or 25 percent of a Participant's Compensation (the "Maximum Permissible Amount"). If the foregoing limitation on allocations would be exceeded in any Limitation Year for any Participant as a result of (i) reasonable error in estimating such Participant's Compensation, (ii) reasonable error in determining the amount of elective deferrals within the meaning of Section 402(g)(3) of the Code (that may be made with respect to such Participant), or (iii) under such other limited facts and circumstances that the Commissioner of Internal Revenue (pursuant to Code Regulations Section 415-6(b)(6)) finds justify the availability of this paragraph (b), the After-tax Contributions and Pre-tax Contributions made by or with respect to such Participant shall be distributed to him, to the extent that any such distribution would reduce the amount in excess of the limits of this Section 5.2, and any amount in excess of the limits of this Section 5.2, remaining after such distribution shall be placed, unallocated to any Participant, in a Suspense Account.
        If a Suspense Account is in existence at any time during a particular Limitation Year, other than the Limitation Year described in the preceding sentence, all amounts in the Suspense Account must be allocated to the Participants' Accounts (subject to the limits of this Section 5.2) before any contributions which would constitute Annual Additions may be made to the Plan for that Limitation Year. The excess amount allocated pursuant to this Section 5.2(b) shall be used to reduce Matching Contributions for the next Limitation Year (and succeeding Limitation Years), as necessary, for that Participant. However, if that Participant is not covered by the Plan as of the end of the applicable Limitation Year, then the excess amounts must be held unallocated in the Suspense Account for the Limitation Year and allocated and reallocated in the next limitation year to all of the remaining Participants in the Plan. The Suspense Account will not share in the valuation of Participant's Accounts, and the allocation of earnings set forth in Section 6.3 of the Plan, and the change in fair market value and allocation of earnings attributable to the Suspense Account shall be allocated to the remaining Accounts hereunder as set forth in Section 6.3.

        (c) Prior to determining a Participant's actual Compensation for the Limitation Year, the Company may determine the Maximum

        Permissible Amount for a Participant on the basis of a reasonable estimate of the Participant's Compensation for the Limitation Year uniformly determined for all Participants similarly situated.

        (d) As soon as is administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for the
        Limitation Year will be determined on the basis of the Participant's actual Compensation for the Limitation Year.

        (e) If pursuant to Sections 5.2(b) and (d) there is an Excess Amount, the excess will be disposed of by the Committee as follows:

             (i) If the Participant is covered by the Plan at the end of the Limitation Year, After-tax Contributions, adjusted for earnings, gains and losses allocable thereto, will be returned to the Participant, to the extent they would reduce the Excess Amount.

             (ii) If, after the application of Section 5.2(e)(i), an Excess Amount still exists and the Participant is covered by the Plan at the end of the Limitation Year, Pre-tax Contributions, adjusted for earnings, gains and losses allocable thereto, will be returned to the Participant, to the extent they would reduce the Excess Amount.

             (iii)  If, after the application of Sections 5.2(e)(i) and
             (ii), an Excess Amount still exists, and the Participant is covered by the Plan at the end of the Limitation Year, the Excess Amount in the Suspense Account will be used to reduce Matching Contributions for such Participant in the next Limitation Year, and each succeeding Limitation Year, if necessary.

        (f)  For purposes of this Section 5.2:

             (i) "Excess Amount" means for a Participant for each "Limitation Year" the excess, if any, of (1) the Annual Additions which would be credited to his Account under the terms of the Plan without regard to Code Section 415 over
             (2) the maximum Annual Additions allowed under Code Section 415(c)(1)(A).

             (ii) "Annual Additions" means the sum of the following amounts credited to a Participant's Account for the Limitation Year:

                  (1)  Employer contributions,
                  (2)  Employee contributions,
                  (3)  Forfeitures, and

                  (4)  Amounts described in Section 415(1)(2) and
                       419(A)(d)(2) of the Code.

             (iii)     "Limitation Year" means the Plan Year.

   5.3  NONDISCRIMINATION REQUIREMENTS-DEFINITIONS

        For purposes of the remainder of this Article:

        (a) The "Actual Deferral Percentage" means the average of the actual deferral ratios, (calculated separately for each Eligible Employee) of the amount of Pre-tax Contributions actually made by the Eligible Employee for such Plan Year to the Eligible Employee's Compensation for the period of time during such Plan Year that he participated in the Plan, rounded to the nearest one-hundredth of one percent.

        (b) The "Actual Contribution Percentage" means the average of the actual contribution ratios, (calculated separately for each Eligible Employee) of the amount of Matching Contributions actually made by the Company for the Eligible Employee for such Plan Year plus the amount of After-tax Contributions made by the Eligible Employee during such Plan Year to such Employee's Compensation for the period of time during such Plan Year in which he participated in the Plan, rounded to the nearest one-hundredth of one percent.

        (c) "Eligible Employee" means any Participant in the Plan, and any Employee who would be eligible to make Pre-tax Contributions or After-tax Contributions to the Plan for a Plan Year, but for a suspension due to a distribution or a failure to elect to participate in the Plan.

        (d) "Excess Contributions" means, with respect to any Plan Year, the excess of the aggregate amount of the Pre-tax Contributions actually made on behalf of Highly Compensated Eligible Employees for such Plan Year, over the maximum amount of such contributions permitted under the limitations of Code Section 401(k)(3)(A)(ii).

        (e) "Excess Aggregate Contributions" means, with respect to any Plan Year, the excess of the aggregate amount of the After-tax Contributions and Matching Contributions actually made on behalf of Highly Compensated Eligible Employees for such Plan Year, over the maximum amount of such contributions permitted under the limitations of Code Section 401(m)(2)(A).

        (f) "Highly Compensated Eligible Employee" means an Eligible Employee who is a Highly Compensated Employee.

   5.4  401(K) TESTS FOR PRE-TAX CONTRIBUTIONS

        (a)  GENERAL REQUIREMENTS  The total amount of Pre-tax
        Contributions shall comply with either (1) or (2) below for each Plan Year:

             (1)  The Actual Deferral Percentage for the Highly
             Compensated Eligible Employees shall not exceed the Actual Deferral Percentage for all other eligible Employees multiplied by 1.25; or

             (2) The Actual Deferral Percentage for Highly Compensated Eligible Employees shall not exceed the Actual Deferral Percentage of all other eligible Employees multiplied by 2.0, provided that the Actual Deferral Percentage for the Highly Compensated Eligible Employees does not exceed that of all other eligible Employees by more than two percentage points.

        (b) The Actual Deferral Percentage for the Plan Year for any Highly Compensated Eligible Employee who is eligible to make Pre-tax Contributions under two or more plans that are qualified under Section 401(a) or 401(k) of the Code and that are maintained by the Company, must be determined as if all such deferrals were made under a single plan; except that for Plan Years beginning after December 31, 1989, plans may be aggregated only if they have the same Plan Year.

        (c) The Actual Deferral Percentage of any Highly Compensated Eligible Employee (within the meaning of Section 414(q)(6)(B) of the Code), as determined in accordance with the preceding sentence, shall include the contributions of the family members of such Highly Compensated Eligible Employee.

        (d) In determining whether the requirements Section 5.4(a) of the Plan are met, the Committee may aggregate plans on any basis as permitted under Code Section 401(a)(4) and regulations thereunder.

   5.5  CORRECTION OF EXCESS CONTRIBUTIONS

        (a) If the amount of Pre-tax Contributions made for Highly Compensated Eligible Employees in a Plan Year would not comply with either (1) or (2) in 5.4(a) above, then the Committee in its discretion may choose either (1), (2) or (3) below, or any combination, in order to comply with such test:

             (1) In determining the Actual Deferral Percentage of Eligible Employees, the Committee may treat Matching Contributions, other than Matching Contributions used to meet the test in Section 5.6(a), as Pre-tax Contributions,

             (2) The Excess Contributions can, with the consent of the applicable Highly Compensated Eligible Employees, be recharacterized as After-tax Contributions solely for the purposes of Sections 5.4 and 5.6 of the Plan, within 2-1/2 months after the related Plan Year, but only to the extent that it will not cause the limitations in Section 5.6(a) to be exceeded, or

             (3) The Excess Contributions for such Plan Year (including the income, gains and losses attributable to such Contributions as provided in (b) below) shall be distributed by the last day of the following twelve month period to Highly Compensated Eligible Employees on the basis of the respective portions of such Excess Contributions attributable to each Highly Compensated Eligible Employee, determined according to the following leveling method. Beginning with the class of Highly Compensated Eligible Employees that have the highest Actual Deferral Percentage, reduce the Actual Deferral Percentage of such Highly Compensated Eligible Employees to the extent required to cause such Actual Deferral Percentage to equal the Actual Deferral Percentage of the class of Highly Compensated Eligible Employees with the next highest Actual Deferral Percentage. This process is repeated until the Plan satisfies either of the tests in 5.4(a).

        In the event of the complete termination of the Plan during the Plan Year in which Excess Contributions arose, such distributions are to be made after termination of the Plan and before the close of the twelve month period that immediately follows such termination. Any distribution of Excess Contributions may be made without regard to any notice or consent requirements of the Plan.

        (b)  The income, gains and losses allocable to Excess
        Contributions shall be the income, gains and losses attributable to such Excess Contributions for the Plan Year in which they occurred, determined pursuant to Section 401(k)(8) of the Code.

        (c) For purposes of this Section 5.5, a distribution occurring on or before the fifteenth day of the month will be treated as having been made as of the last day of the preceding month and a distribution occurring after such fifteenth day will be treated as having been made on the first day of the following month.

   5.6  401(M) TESTS FOR AFTER-TAX CONTRIBUTIONS AND MATCHING
        CONTRIBUTIONS

        (a)  GENERAL REQUIREMENTS  The total amount of Matching
        Contributions as described in Section 4.3, except for any Matching Contributions used to satisfy the test in Section 5.4(a), plus the total amount of After-tax Contributions as described under Section 4.4, including any amount recharacterized as After-tax Contributions under Section 5.5(a)(2) above, shall comply with either (1) or (2) below for each Plan Year:

             (1) The Actual Contribution Percentage for the Highly Compensated Eligible Employees shall not exceed the Actual Contribution Percentage for all other Eligible Employees multiplied by 1.25; or

             (2)  The Actual Contribution Percentage for Highly
             Compensated Eligible Employees shall not exceed (i) the Actual Contribution Percentage of all other Eligible
             Employees multiplied by 2.0, provided that the Actual Contribution Percentage for the Highly Compensated Eligible Employees does not exceed that of all other Eligible
             Employees by more than two percentage points.

        (b) The Actual Contribution Percentage for the Plan Year for any Highly Compensated Eligible Employee who is eligible to receive Matching Contributions or to make After-tax Contributions under two or more plans that are qualified under Section 401(a) or 401(k) of the Code and that are maintained by the Company, must be determined as if all such Contributions were made under a single plan; except that for Plan Years beginning after December 31, 1989, plans may be aggregated only if they have the same Plan Year.

        (c) The Actual Contribution Percentage of any Highly Compensated Eligible Employee (within the meaning of Section 414(q)(6)(B) of the Code), as determined in accordance with the preceding sentence, shall include the contributions of the family members of such Highly Compensated Eligible Employee.

        (d) In determining whether the requirements in Section 5.6(a) are met, the Committee may aggregate plans as permitted under Code Section 401(a)(4) and regulations thereunder.

   5.7  CORRECTION OF EXCESS AGGREGATE CONTRIBUTIONS

        (a) If the amount of Matching Contributions plus After-tax Contributions made for Highly Compensated Eligible Employees in a Plan Year would not comply with either clause (1) or (2) in
        Section 5.6(a) above, then the Committee in its discretion will choose either (1) or (2) below in order to comply with such tests:

             (1) The Pre-tax Contributions of nonhighly compensated Eligible Employees will be recharacterized as Matching Contributions to the extent necessary to comply with either clause (1) or (2) in Section 5.6(a), provided that the
             Section 401(k) test for Pre-tax Contributions (as described in Section 5.4(a)(1) or (2)) and the alternative limitation set forth in Section 5.8 will still be met both before and after such recharacterization; or

             (2) The Excess Aggregate Contributions for such Plan Year (including any income, gains or losses attributable to such Contributions as provided in (b) below) shall be distributed by the last day of the following twelve month period to Highly Compensated Eligible Employees on the basis of the respective portions of such Excess Aggregate Contributions attributable to each Highly Compensated Eligible Employees, determined according to the following leveling method. Beginning with the class of Highly Compensated Eligible Employees that have the highest Actual Contribution Percentage, reduce the Actual Contribution Percentage of such Highly Compensated Eligible Employees to the extent required to cause their Actual Contribution Percentage to equal the Actual Contribution Percentage of the class of Highly Compensated Eligible Employees with the next highest Actual Contribution Percentage. This process is repeated until the Plan satisfies either of the tests in Section 5.6(a).

             In the event of the complete termination of the Plan during the Plan Year in which an Excess Aggregate Contribution arose, such distributions are to be made after termination of the Plan and before the close of the twelve month period that immediately follows such termination. Any distribution of Excess Aggregate Contributions may be made without regard to any notice or consent requirements of the Plan.

        (b) The income, gains and losses allocable to Excess Aggregate Contributions shall be such income, gains and losses attributable to such Excess Aggregate Contributions for the Plan Year in which they occurred, determined pursuant to Section 401(k)(8) of the Code.

        (c) For purposes of this Section 5.7, a distribution occurring on or before the fifteenth day of the month will be treated as having been made as of the last day of the preceding month and a distribution occurring after such fifteenth day will be treated as having been made on the first day of the following month.

   5.8  MULTIPLE USE OF ALTERNATIVE LIMITATION

        (a)  If the sum of:

             (1) the Actual Deferral Percentage of the entire group of Highly Compensated Eligible Employees,

             plus

             (2)  the Actual Contribution Percentage of Highly
             Compensated Eligible Employees

        exceeds the limitation set forth in (b) below (the "Aggregate Limitation"), it shall be corrected as provided in (c) below.

        The determination of the Actual Deferral Percentage for Highly Compensated Eligible Employees and the Actual Contribution Percentage for Highly Compensated Eligible Employees shall be made after the determinations and corrections in Section 5.3 through 5.7 have been made. If plans have been aggregated as permitted under Sections 5.4(d) and 5.6(d), such plans may also be aggregated for purposes of this Section 5.8.

        (b) The Aggregate Limitation shall be the greater of (1) or (2) below

             (1)  the sum of:

                  (i)  1.25 multiplied by the lesser of:

                       (A) the Actual Deferral Percentage for the group of nonhighly compensated Eligible Employees, or

                       (B) the Actual Contribution Percentage for the group of nonhighly compensated Eligible Employees

                  Plus

                  (ii) 2 points plus the greater of:

                       (A) the Actual Deferral Percentage for the group of nonhighly compensated Eligible Employees, or

                       (B) the Actual Contribution Percentage for the group of nonhighly compensated Eligible Employees,

                  but not exceeding 200% of the greater of (A) or (B).

             (2)  the sum of:

                  (i)  1.25 multiplied by the greater of:

                       (A) the Actual Deferral Percentage for the group of nonhighly compensated Eligible Employees, or

                       (B) the Actual Contribution Percentage for the group of nonhighly compensated Eligible Employees

                  Plus

                  (ii) 2 points plus the lesser of:

                       (A) the Actual Deferral Percentage for the group of nonhighly compensated Eligible Employees, or

                       (B) the Actual Contribution Percentage for the group of nonhighly compensated Eligible Employees,

                  but not exceeding 200% of the lesser of (A) or (B).

        (c) In accordance with Treasury Regulation Section 1.401(m)-2, as revised by IRS Revenue Procedure 89-65, the Committee may reduce the Actual Deferral Percentage of Highly Compensated Eligible Employees by the leveling method described in Section 5.5(a)(3), or reduce the Actual Contribution Percentage of Highly
        Compensated Eligible Employees by the leveling method described in Section 5.7(a)(2), or by any other method allowed by the Internal Revenue Service in subsequent guidance.


                                 ARTICLE VI

                         ALLOCATIONS AND INVESTMENTS

   6.1 RECEIPT OF CONTRIBUTIONS BY TRUSTEE All contributions to the Trust that are received by the Trustee, together with any earnings thereon, shall be held, managed and administered by the Trustee in accordance with the terms and conditions of this Plan and the Trust agreement.

   6.2  ESTABLISHMENT OF SUBACCOUNTS

        (a) With respect to each Participant, the Committee shall maintain: (1) a Pre-tax Contribution Account to record any contributions made on behalf of a Participant as of the end of a Plan Year, (2) an After-tax Contribution Account to record any After-tax Contributions made on behalf of a Participant as of the end of a Plan Year, (3) a Matching Contribution Account to record Matching Contributions described under Section 4.3 made on behalf of a Participant as of the end of a Plan Year, and (4) a Rollover Account to record any Rollover Contributions made by a Participant pursuant to Section 4.6 of the Plan.

        (b) The maintenance of subaccounts under this Section 6.2 is for accounting purposes only. Any distribution to a Participant, or his Beneficiary under Section 7.4 shall be charged to the appropriate subaccounts of the Participant as of the date of the distribution.

   6.3 ACCOUNT ADJUSTMENTS As of each Valuation Date the value of each Account shall be adjusted on the basis of their then fair market value in accordance with the following rules:

             (a) CONTRIBUTIONS All contributions made during each pay period (pursuant to Sections 4.1,4.3,4.4 or 4.6) shall be added to the proper Account of each Participant as of the Valuation Date received by the Trustee.

             (b)  WITHDRAWALS  Any withdrawal made pursuant to Section
             8.3 may be made from any Investment Fund, based on the value as of Valuation Date on which the withdrawal is made, after adding the contributions in (a) above.

             (c) EARNINGS, LOSSES AND LOAN REPAYMENTS As of each Valuation Date, the net earnings or losses shall be determined for each of the Investment Funds described in
             Section 6.4, adjusted for any costs or expenses payable from the Trust. The amount of such determination shall be allocated as of each Valuation Date to the subaccounts of Participants invested in the respective Investment Funds who had unpaid balances in their subaccounts on such date, but after first adding any loan repayments, any contributions as described in (a) above, and after reducing each such beginning balance by any loans, and any withdrawals as specified in (b) above.

             (d) DISTRIBUTIONS Subject to Section 6.5, as of each Valuation Date, after (a), (b) and (c) above, any distributions that may be made from any Investment Fund shall be deducted from the proper subaccount of the Participant.

   6.4 INVESTMENT FUNDS Contributions made under this Plan shall be deposited in the Trust for purposes of investment. The Trust may consist of four or more separate Investment Funds reflecting various types of investments that the Committee may from time to time designate, such as an Equity Fund, a Fixed Income Fund, a Money Market Fund, a NIPSCO Industries, Inc. Common Stock Fund and a Growth and Income Fund.

   Notwithstanding any other provisions of the Plan, assets of the Trust may be invested in any collective investment fund or funds, including common and group trust funds presently in existence or hereafter established. The assets so invested shall be subject to all the provisions of the instruments establishing such funds as they may be amended from time to time, and which are hereby incorporated by reference.

   6.5 INVESTMENT DIRECTED BY PARTICIPANTS The Trustee shall invest and reinvest the subaccounts (other than his Matching Contribution subaccount) as the Participant shall instruct the Committee, and according to the provisions of Section 6.6, by such means of instructions provided by the Committee. The instructions of a Participant shall remain in force until altered by him. As set forth in Section 4.7, no contributions may be authorized by or made for a

   Participant unless an investment instruction with respect to such contributions is provided by him prior to the date such contributions are authorized or delivered. A Participant shall not be allowed to withdraw all prior investment instructions unless simultaneous therewith he delivers new investment instructions. All amounts in all Matching Contribution subaccounts shall be invested in the NIPSCO Industries, Inc. Common Stock Fund.

   6.6  INVESTMENT OF CONTRIBUTIONS

        (a) Except as provided in subparagraph (c) below, a Participant may change his investment designation for new contributions (other than Matching Contributions) as follows:

                  (i) changes made during the first 15 days of any calendar month shall be effective on the valid trading date occurring on or next following the 27th day of that calendar month; and

                  (ii) changes made on or after the 16th day of any
             calendar month shall be effective on the valid trading date occurring on or next following the 6th day of the next following calendar month.

        (b) A Participant may transfer portions of his existing subaccounts (other than his Matching Contributions Subaccount) among the permitted funds in any amount that equals or exceeds the lesser of (1) $250, and (2) the balance of the applicable existing subaccount from which the transfer is made. Any such transfer shall be effective as of the next following Valuation Date except as provided in subparagraph (c) below.

        (c) Changes in investment designation in the NIPSCO Industries, Inc. Common Stock Fund may only be made effective as of the first business day of each Plan Quarter, except that any amounts attributable to Matching Contributions, including any earnings thereon, can never be transferred.


                                 ARTICLE VII

                                  BENEFITS

   7.1 TERMINATION OF EMPLOYMENT If a Participant's employment with the Company is terminated for any reason other than death or Disability, he shall be entitled to receive his entire Account Balance (reduced by any amount attributable to an outstanding loan made by the Participant pursuant to Section 8.4), subject to the provisions of Section 7.4.

   7.2 DISABILITY Upon incurring a Disability, a Participant shall be entitled to receive his entire Account Balance (reduced by any amount attributable to an outstanding loan made by the Participant pursuant to Section 8.4), subject to the provisions of Section 7.4.

   7.3 DEATH In the event a Participant's employment with the Company is terminated because of death, the Participant's Beneficiary shall be entitled to his entire Account Balance (reduced by any amount attributable to an outstanding loan made by the Participant pursuant to Section 8.4), subject to the provisions of Section 7.4.

   7.4  PAYMENT OF BENEFITS

        (a) FORM All amounts distributed from a Participant's Account following termination of employment shall be distributed in one lump sum amount, in cash, or, if elected by the Participant or Beneficiary, in shares of NIPSCO Industries, Inc. Common Stock based on the numbers of whole shares allocated to the NIPSCO Industries, Inc. Common Stock Fund for the Participant. The Committee shall provide each recipient receiving such payment a notice which specifies certain information regarding the federal income tax treatment of Plan benefits.

        (b) COMMENCEMENT OF DISTRIBUTIONS Distributions to a Participant entitled to payments under the Plan shall commence as soon as practicable or within four (4) months following the later of the date on which the elections specified in paragraph (a) above and (c) below occur, or the date of termination of employment, retirement, death, or upon incurring a Disability. Notwithstanding the foregoing, distributions shall commence no later than 90 days after the later of the Participant's 65th birthday ("Normal Retirement Age") or termination of employment, subject to the following rules:

             (1) Payments due under the Plan shall not be made later than April 1 of the calendar year following the year in which the Participant attains age 70-1/2.

             (2) If the amount payable under the Plan to any Participant or Beneficiary is less than or equal to $3,500, the Committee will direct that such amount be paid in a lump sum, in full satisfaction and release of all further rights of the Participant or Beneficiary to receive any benefits under the Plan.

        (c) Notwithstanding the preceding provisions of this Section, if a Participant's Account Balance at the time for distribution exceeds $3,500, then neither such distribution nor any subsequent distribution shall be made to the Participant at any time prior to the first to occur of his 65th birthday and the date of his death without his written consent. The preceding sentence shall not apply with respect to the distribution of the Account Balance of a deceased Participant. A Participant who does not consent to a distribution shall be entitled to request a distribution of all of his Account Balance, at any time prior to the first to occur of his 65th birthday and the date of his death by written instrument delivered to the Committee at least 90 days prior to the Valuation Date as to which such requested distribution is to be determined.

        (d) If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, distribution of the Participant's Account may, pursuant to the preceding clauses of this paragraph, commence less than thirty (30) days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

                  (1) the Committee clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option); and

                  (2) the Participant, after receiving the notice, affirmatively elects a distribution.

   7.5  DESIGNATION OF BENEFICIARY

        (a) PROCEDURE Subject to the provisions of paragraph (b), each Participant may designate any person or persons (who may be designated primarily, contingently or successively and who may be an entity other than a natural person) as his Beneficiary to whom his Plan benefits are paid if he dies before receipt of such benefits. Each designation shall be in a form prescribed by the Committee, and will be effective only when filed with the Committee during the Participant's lifetime.

        Each Beneficiary designation filed with the Committee will cancel all Beneficiary designations previously filed with the Committee. The revocation of a Beneficiary designation shall not require the consent of any designated Beneficiary except as provided in (b) below.

        (b) SPOUSAL CONSENT No Beneficiary designation shall be effective under the Plan unless the Participant's spouse consents in writing to such designation, and the spouse's signature is witnessed by a Plan representative or a notary public. Consequently, any Beneficiary designation previously made by a Participant shall be automatically revoked upon the marriage or remarriage of a Participant.

        A spouse's consent shall be valid under this Plan only with respect to the specified Beneficiary designated. If the Beneficiary is subsequently changed, a new consent by the spouse will be required.

        Notwithstanding the above, spousal consent shall not be required if:

             (1)  the spouse is designated as the sole primary
             Beneficiary by the Participant, or

             (2) it is established to the satisfaction of the Committee that spousal consent cannot be obtained because there is no spouse or because the spouse cannot be located. If the spouse is legally incompetent to give consent, the spouse's legal guardian, even if the guardian is the Participant, may give consent. Also, if the Participant is legally separated or the Participant has been abandoned (within the meaning of local law) and the Participant has a court order to such effect, spousal consent is not required unless a Qualified Domestic Relations Order provides otherwise.

        (c) If a Participant fails to designate a Beneficiary, if such designation is for any reason illegal or ineffective, or if no Beneficiary survives the Participant, his benefits otherwise payable pursuant to this Section shall be paid:

             (1)  to his surviving spouse; or if none,

             (2) to his descendants, PER STIRPES; in equal parts; or if none,

             (3)  to his father and mother, in equal parts; or if none,

             (4) to his brothers and sisters, in equal parts, or if none,

             (5)  to his estate.

        (d) The Committee may determine the identity of the distributees of any benefit payable under the Plan and in so doing may act and rely upon any information it may deem reliable upon reasonable inquiry, and upon any affidavit, certificate, or other paper believed by it to be genuine, and upon any evidence believed by it sufficient. Any payment made in accordance with this Section
        7.5 shall be a complete discharge of obligations of the Committee and the Company to the extent of such payment without regard to the application of any payment so made.

   7.6  ROLLOVER DISTRIBUTIONS

        (a) This Section 7.6 applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this section, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible

        Retirement Plan specified by the Distributee in a Direct
        Rollover.

        (b)  Definitions.

             (i) "Eligible Rollover Distribution" is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

             (ii) "Eligible Retirement Plan" is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to a surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

             (iii) "Distributee" includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse.

             (iv) "Direct Rollover" is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

   7.7 MINIMUM DISTRIBUTION LIMITATIONS. Notwithstanding anything to the contrary contained elsewhere in the Plan:

        (i) The payment of benefits under the Plan to any Participant will:

             (A) be distributed to him not later than the Required Distribution Date (as defined in paragraph (iii)), or

             (B) be distributed to him commencing not later than the Required Distribution Date in accordance with regulations prescribed by the Secretary of the Treasury over a period not extending beyond the life expectancy of the Participant or the joint life expectancy of the Participant and his Beneficiary.

        (ii) (A) If the Participant dies after distribution to him has commenced pursuant to subparagraph (i)(B) but before his entire interest in the Plan has been distributed to him, the remaining portion of that interest will be distributed at least as rapidly as under the method of distribution being used under subparagraph
        (i)(B) at the date of his death.

             (B) If the Participant dies before distribution to him has commenced pursuant to subparagraph (i)(B), then, except as provided in paragraphs (ii)(C) and (ii)(D), his entire interest in the Plan will be distributed within five years after his death.

             (C) Notwithstanding the provisions of subparagraph (ii)(B), if the Participant dies before distribution to him has commenced pursuant to subparagraph (i)(B), and if any portion of his interest in the Plan is payable (I) to or for the benefit of a Beneficiary, (II) in accordance with regulations prescribed by the Secretary of the Treasury over a period not extending beyond the life expectancy of the Beneficiary, and (III) beginning not later than one year after the date of the Participant's death or such later date as the Secretary of the Treasury may prescribe by regulations, then the portion of his interest referred to in this subparagraph (ii)(C) shall be treated as distributed on the date on which such distributions begin.

             (D) Notwithstanding the provisions of subparagraphs (ii)(B) and (ii)(C), if the Beneficiary referred to in subparagraph
        (ii)(C) is the spouse of the Participant, then:

                  (I) the date on which the distributions are required to begin under subparagraph (ii)(C)(III) shall not be earlier than the date on which the Participant would have attained age 70-1/2, and

                  (II) if the spouse dies before the distributions to
             that spouse begin, then this subparagraph (ii)(D) shall be applied as if the spouse were the Participant.

        (iii) For purposes of this Section, the Required Distribution Date means April 1 of the calendar year following the calendar year in which the Participant attains age 70-1/2 provided, however, if the Participant attained age 70-1/2 in calendar year 1988, the Required Distribution Date means April 1, 1990, and further provided if the Participant attained age 70-1/2 prior to January 1, 1988, the Required

   Distribution Date means the April 1 following the later of the calendar year in which the Participant: (A) attains age 70-1/2, or (B) terminates service with all Employers and Affiliates, unless he is a 5% owner (as defined in Section 416 of the Code) of an Employer with respect to the Plan Year ending in the calendar year in which he attains age 70-1/2, in which case clause (B) shall not apply.

        (iv) For purposes of this Section, the life expectancy of a Participant and his spouse may be redetermined, but not more frequently than annually. This paragraph (iv) shall not apply in the case of a single life annuity.


                                ARTICLE VIII

                            WITHDRAWALS AND LOANS

   8.1 DISTRIBUTION AT AGE 59-1/2 A Participant may elect an in-service distribution of any amount up to his entire Account Balance on or after he has attained age 59-1/2, subject to the provisions of Section 7.4.

   8.2 WITHDRAWAL OF AFTER-TAX CONTRIBUTIONS AND ROLLOVER CONTRIBUTIONS A Participant may, upon written request to the Committee, make withdrawals in cash from his After-tax Contribution Account or his Rollover Contribution Account as of the end of any calendar month, but only once in any twelve-month period. No such withdrawal shall be less than $1,000 in amount unless it is for the entire balance withdrawable.

   8.3  HARDSHIP WITHDRAWALS

        (a) A Participant may withdraw all or any part of the amount credited to his Pre-tax Contribution Account (excluding on and after January 1, 1989, any earnings credited to his Pre-tax Contributions) to meet a financial hardship as described in this Section. Such withdrawals may not be made more frequently than once a year, except withdrawals for tuition payments may be made as indicated in clause (b)3. The Participant's request for a withdrawal shall be in writing on a form prescribed by the Committee. All rules governing withdrawal privileges shall be administered by the Committee in a uniform manner, and are subject to the claims procedure described in Section 10.6.

        (b) Financial hardship shall be determined in accordance with rules established by the Committee, and shall include the following list of events or circumstances:

             (1) The purchase (excluding mortgage payments) of a principal residence;

             (2) Medical expenses (described in Code Section 213(d)) previously incurred by the Participant, the Participant's spouse or any dependents of the Participant (as defined in Code Section 152) or necessary for any of those persons to obtain medical care described in Code Section 213(d);

             (3) Payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant, his spouse, his children or dependents;

             (4) The need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence;

             (5) Any other need as the Committee determines to be a hardship expressly specified in rules announced by the Commissioner of Internal Revenue issued under Section 401(k) of the Code; and

             (6) Amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.

        (c) A distribution that is not for one of the specified reasons set forth in the preceding paragraph (b) will be deemed due to a financial hardship if the Committee reasonably determines, based on written representations and evidence received from the Participant, that the distribution is for a financial hardship and that the amount requested does not exceed the amount needed to meet the financial hardship. In making such determination, the Committee shall rely upon the Participant's written representation that the need cannot reasonably be relieved:

             (1) through reimbursement or compensation by insurance or otherwise;

             (2) by liquidation of the Participant's assets, including assets of his spouse or children to the extent available to him, to the extent liquidation of such assets will not itself create a financial need;

             (3) from amounts available from the Participant's After-tax Contribution Account; and

             (4) by other distributions or non-taxable loans from plans maintained by the Company and its Affiliates, or by any other employer, or by borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need.

             A need cannot reasonably be relieved by any action described in clauses (1) through (4) if the effect of such action would be to increase the amount of the need.

        (d) In no event may any distribution be made for a financial hardship pursuant to this Section unless the following conditions have been satisfied:

             (1) The Participant has first obtained all distributions, other than hardship distributions, and all non-taxable loans currently available under the Plan and all other plans maintained by the Company and its Affiliates;

             (2) The Participant is prohibited from making any Pre-tax Contributions or After-tax Contributions to this Plan, or contributions to any other plan of the Company or its Affiliates (excluding health and welfare plans) during the 12 month period beginning with the date of receipt of a hardship distribution under this Section; and

             (3) The Participant is prohibited from making Pre-tax Contributions for his taxable year immediately following the taxable year of the hardship distribution in excess of the limit described in Section 5.1, reduced by the amount of the Participant's Pre-tax Contributions for the taxable year of the hardship distribution.

   8.4  LOANS TO PARTICIPANTS

        (a) The Trustee may loan any Participant who has participated in the Plan for at least twelve months (and who is a Party-in-Interest as defined in Section 3.1(14) of ERISA whose Account Balance has not been distributed), up to the amount described in paragraph (b) below, upon written application according to such rules as the Committee may from time to time establish which are hereby incorporated and made a part of this Plan, and subject to paragraphs (c) through (f) below.

        (b) The maximum amount of the loan, when added to the outstanding balance of all other loans made to the Participant from all qualified Plans maintained by the Company, shall not exceed the lesser of:

             (1)  $50,000, reduced by the excess (if any) of:

                  (A) the highest outstanding balance during the one-year period ending immediately preceding the date of the loan, over

                  (B) the outstanding balance on the date of the loan, of all such loans from all such plans;

             (2) 50% of the amount to which the Participant would be entitled under such Participant's Pre-tax Contribution Account, Matching Contribution Account and Rollover Account maintained on behalf of the Participant under the Plan if he were to terminate his employment with the Company on the date of the loan.

        (c)  The minimum amount of the loan is at least $1,000.

        (d) Loans may not be made from any amount held in the Participant's Matching Contribution Account or his After-tax Contribution Account.

        (e) Each loan must be evidenced by a written note in a form approved by the Committee, shall bear interest at a reasonable rate commensurate with the interest rates charged by persons in the business of lending money for loans that would be made under similar circumstances, and shall require substantially level amortization (with payments at least quarterly) over the term of the loan. The note shall be evidence of the Participant's indebtedness, which indebtedness shall be secured by such Participant's Account under the Plan in an amount not to exceed 50% of the present value of the Participant's Pre-tax Contribution Account, Matching Contribution Account and Rollover Account Balance as determined immediately after the origination of the loan to the Participant.

        (f) Each loan shall specify a repayment period that shall not extend beyond five years. However, a repayment period of up to 30 years may be established for a loan used to acquire any dwelling unit that within a reasonable amount of time is to be used (determined at the time the loan is made) as the principal residence of the Participant.

        (g) Each Participant shall agree to make loan repayments through automatic salary deductions throughout the repayment period.

        (h) A Participant may have only one outstanding loan at any given time and only one loan may be granted to a Participant in any twelve month period. An outstanding loan shall be considered in default if, at the end of three consecutive months, no loan payment has been made, except for any Participant on an unpaid leave of absence. A loan default of a Participant on an unpaid leave of absence shall not occur until 1 year following the date of the first delinquent payment.

        (i) The provisions of this Section 8.4 shall apply to former Participants who are Parties In Interest (as defined in Section 3(14) of ERISA) and who retain Account Balances in the Plan following termination of employment. Payments of principal and interest on a loan to such former Participant shall be made by cash or personal check in equal quarterly (or more frequent) installments. A loan to a former Participant shall become payable in full on the date such Participant receives a final distribution of his Account Balance.

        (j) Each such loan shall be a first lien against the Account of the borrowing Participant. If (i) any portion of the loan is outstanding and (ii) an event occurs pursuant to which the

        Participant, his estate, or his Beneficiaries will receive a distribution from the Participant's Account under the provisions of the Plan, then the Participant, if living, shall pay to the Trustee an amount equal to the portion of the loan then outstanding, including all accrued interest thereon, and the Participant shall then receive the full amount of the distribution under the provisions of the Plan to which he is otherwise entitled. If the Participant is not then living, or if the Participant does not make full payment of the portion of the loan then outstanding within 90 days after the date of the event pursuant to which the distribution is to be made, then such distribution, to the extent necessary to liquidate the unpaid portion of the loan, shall be made to the Trustee as payment on the loan. No distribution shall be made to a Participant, his estate, or his Beneficiaries in an amount greater than the excess of the portion of his Account otherwise distributable over the aggregate of the amounts owing with respect to such loan plus interest, if any, thereon, taking into consideration any portion of the loan paid by the Participant pursuant to the provisions of this paragraph.


                                 ARTICLE IX

                                 TRUST FUND

   All contributions made by the Company under this Plan shall be paid to the Trustee and deposited in the Trust Fund. However, contributions made by the Company are expressly conditioned upon the initial qualification of the Plan under the Code, and are expressly conditioned upon the deductibility under Section 404 of the Code.

   All assets of the Trust Fund, including investment income, shall be retained for the exclusive benefit of Participants and Beneficiaries and shall be used to pay benefits to such persons or to pay administrative expenses of the Plan and Trust Fund to the extent not paid by the Company.

        The Company shall not have any right, title, or interest in or to the contributions made to the Trustee, and no assets of the Trust Fund including investment income shall ever revert or be repaid to the Company, either directly or indirectly, except as provided in Section
   12.4. However, without regard to the foregoing provisions of this section:

        (a) If a contribution under the Plan is conditioned on initial qualification of the Plan under Section 401(a) of the Code, and the Plan receives an adverse determination with respect to its initial qualification, the Trustee shall, upon written request of the Company, return to the Company the amount of such contribution (increased by earnings attributable thereto and reduced by losses attributable thereto) within one calendar year after the date that qualification of the Plan is denied, provided that the application for the determination is made by the time prescribed by law for filing the Company's return for the taxable year in which the Plan is adopted, or such later date as the Secretary of the Treasury may prescribe;

        (b) If a contribution is conditioned upon the deductibility of the contribution under Section 404 of the Code, then, to the extent the deduction is disallowed, the Trustee shall, upon written request of the Company, return the contribution (to the extent disallowed) to the Company within one year after the date the deduction is disallowed;

        (c) If a contribution or any portion thereof is made by the Company by a mistake of fact, the Trustee shall, upon written request of the Company, return the contribution or such portion to the Company within one year after the date of payment to the Trustee; and

        (d) Earnings attributable to amounts to be returned to the Company pursuant to subsection (b) or (c) above shall not be returned, and losses attributable to amounts to be returned pursuant to subsection (b) or (c) shall reduce the amount to be so returned.


                                  ARTICLE X

                               ADMINISTRATION

   10.1 ALLOCATION OF RESPONSIBILITY AMONG FIDUCIARIES FOR PLAN AND TRUST ADMINISTRATION The fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under this Plan or the Trust. The Company shall have the sole responsibility for making the Matching Contributions provided for under Section 4.3. The Company shall have the sole authority to appoint and remove the Trustee, and members of the Committee and to amend or terminate, in whole or in part, the Plan or the Trust. The Company shall have the responsibility for the administration of this Plan, with the assistance of the Committee, which responsibility is specifically described in the Plan and the Trust. The Trustee shall have the sole responsibility to perform custodial responsibilities with respect to the Trust and shall have the sole responsibility for the management of the assets held under the Trust, all as specifically provided in the Trust.

   Each fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan or the Trust, as the case may be, authorizing or providing for such direction, information, or action. Furthermore, each fiduciary may rely upon any such direction, information, or action of another fiduciary as being proper under the Plan or the

   Trust, and is not required under the Plan or the Trust to inquire into the propriety of any such direction, information, or action. It is intended under the Plan and the Trust that each fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities, and obligations under the Plan and the Trust and shall not be responsible for any act or failure to act of another fiduciary. No fiduciary guarantees the Trust Fund in any manner against investment loss or depreciation in asset value.

   10.2 APPOINTMENT OF COMMITTEE A Committee consisting of from one to seven persons shall be appointed by and serve at the pleasure of the Board of Directors of the Company to assist in the administration of the Plan. All usual and reasonable expenses of the Committee may be paid in whole or in part by the Company, and any expenses not paid by the Company shall be paid by the Trustee out of the principal or income of the Trust Fund. Any members of the Committee who are Employees shall not receive compensation with respect to their services for the Committee.

   10.3 COMMITTEE POWERS AND DUTIES The Committee shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

        (a) to construe and interpret the Plan in their complete discretion in a nondiscriminatory manner, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

        (b) to prescribe procedures to be followed by Participants or Beneficiaries filing applications for benefits;

        (c) to prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan;

        (d) to receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan;

        (e) to furnish the Participants, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

        (f) to receive, review and keep on file (as it deems convenient or proper) reports of benefit payments by the Trustee and reports of disbursements for expenses directed by the Committee;

        (g) to appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal and actuarial counsel.

   10.4 RULES AND DECISIONS The Committee may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants in similar circumstances. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by a Participant or Beneficiary, the Company, the legal counsel of the Company or the Trustee.

   10.5 COMMITTEE ACTION The Committee may act at a meeting or in writing without a meeting. The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. All decisions of the Committee shall be made by the vote of the majority, including actions in writing taken without a meeting. By appropriate action the Committee may authorize one or more of its members to execute documents on its behalf, and the Trustees, upon written notification of such authorization, shall accept and rely upon such documents until notified in writing that such authorization has been revoked by the Committee.

   10.6 CLAIMS PROCEDURE Any Participant or Beneficiary who is entitled to a payment of a benefit for which provision is made in this Plan shall file a written claim with the Committee and shall furnish such evidence of entitlement to benefits as the Committee may reasonably require. The Committee shall notify the Participant or Beneficiary in writing as to the amount of benefit to which he is entitled, the duration of such benefit, the time the benefit is to commence and other pertinent information concerning his benefit.

   If a claim for a benefit is denied by the Committee, in whole or in part, the Committee shall provide adequate notice, in writing to the Participant or Beneficiary whose claim for a benefit has been denied, within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice indicating the special circumstances and the date by which a final decision is expected to be rendered shall be furnished to the Participant or Beneficiary. In no event shall the period of extension exceed one hundred eighty (180) days after receipt of the claim.

   The notice of denial of the claim shall set forth: (a) the specific reason or reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) a statement that any appeal of the denial must be made by giving to the Committee, within sixty (60) days after receipt of the notice of the denial, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim.

   The Participant or Beneficiary (or his duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Committee. If the Participant or Beneficiary fails to appeal such action to the Committee in writing within the prescribed period of time, the Committee's adverse determination shall be final, binding and conclusive.

   10.7 FACILITY OF PAYMENT Whenever, in the Committee's opinion a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct the Trustee to make payments to such person or to his legal representative or to a relative or friend of such person for his benefit, or the Committee may direct the Trustee to apply the payment for the benefit of such person in such manner as the Committee considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

   10.8 INDEMNIFICATION OF THE COMMITTEE The Committee and its individual members shall be indemnified by the Company and not from the Trust Fund against any and all liabilities arising by reason of any act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim.


                                 ARTICLE XI

                                MISCELLANEOUS

   11.1 ACTION BY COMPANY Any action required or permitted to be taken by the Company under this Plan shall be by resolution of its Board of Directors, or by any person or persons duly authorized by resolution of said Board to take such action.

   11.2 NONGUARANTEE OF EMPLOYMENT Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Employee, or as a right of any Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.

   11.3 RIGHTS TO TRUST ASSETS No Employee or Beneficiary shall have the right to, or interest in, any assets of the Trust Fund upon termination of his employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the benefits payable under the Plan to such Employee or Beneficiary out of the assets of the Trust Fund. All payments of benefits as provided for in this Plan shall be made solely out of the assets of the Trust Fund and none of the fiduciaries shall be liable therefor in any manner.

   11.4 NONALIENATION OF BENEFITS Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Employee, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void. The Trust Fund shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

   The account of any Participant shall, however, be subject to and payable in accordance with the provisions of Section 206(d)(3) of the Employee Retirement Income Security Act of 1974 and regulations issued thereunder pertaining to qualified domestic relations orders. Notwithstanding any other provision to the contrary, in the event that a qualified domestic relations order requires immediate distribution in a single sum cash payment from a Participant's Account to an alternate payee, then such payment shall be made notwithstanding the fact that it is being made prior to the time that such Participant is entitled to payment under the rules of the Plan.

   11.5 NONFORFEITABILITY OF BENEFITS Subject only to the specific provisions of this Plan, nothing shall be deemed to divest a Participant during his lifetime of his right to the nonforfeitable benefit to which he becomes entitled in accordance with the provisions of this Plan.

   11.6 CONTROLLING LAW Except to the extent superseded by the laws of the United States, the laws of the State of Indiana will be controlling in all matters relating to this Plan.


                                 ARTICLE XII

                         AMENDMENTS AND TERMINATION

   12.1 AMENDMENT OR TERMINATION The Company reserves the right to alter, amend, modify or revoke or terminate this Plan and any Trust that may be established by it which do not cause any part of the Trust Fund to be used for, or diverted to, any purpose other than for the exclusive benefit of Participants or their Beneficiaries; provided, however, that the Company may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with applicable law.

   12.2 MERGER OR CONSOLIDATION In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant or Beneficiary shall receive a benefit immediately after the merger, consolidation or transfer that is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated).

   12.3 DISCONTINUANCE OF EMPLOYER CONTRIBUTIONS In the event of a permanent discontinuance of contributions to the Plan by the Company, the Accounts of all Participants employed by the Company shall, as of the date of such discontinuance, become 100% vested and nonforfeitable.

   12.4 LIQUIDATION OF THE TRUST FUND Upon termination of the Plan, the Accounts of all Participants affected thereby shall become fully vested, and the Committee may direct the Trustee: (a) to continue to administer the Trust Fund and pay Account Balances in accordance with
   Section 7.4 to Participants affected by the termination upon their termination of employment or to their Beneficiaries upon such a Participant's death, until the Trust Fund has been liquidated, or (b) to distribute the assets remaining in the Trust Fund, after payment of any expenses properly chargeable thereto, to Participants and Beneficiaries in proportion to their respective Account Balances.

   12.5 MANNER OF DISTRIBUTION Upon termination of the Plan, distribution shall be made in cash or NIPSCO Industries, Inc. Common Stock, as elected by the Participant or Beneficiary, in a manner consistent with the requirements of Section 7.4.

        IN WITNESS WHEREOF, this Plan is hereby executed on this ________ day of December, 1994, by the duly authorized officer of the Company, to be effective as of January 1, 1994.



                            NORTHERN INDIANA PUBLIC SERVICE COMPANY


                            By:

                            Its

                               FIRST AMENDMENT
                                     TO
                   NORTHERN INDIANA PUBLIC SERVICE COMPANY
                  BARGAINING UNIT TAX DEFERRED SAVINGS PLAN


        WHEREAS, Northern Indiana Public Service Company (the "Company")

   established the Northern Indiana Public Service Company Bargaining

   Unit Tax Deferred Savings Plan, effective October 1, 1987 ("Plan"),

   amended and restated the Plan effective January 1, 1989, and further amended and restated the Plan effective January 1, 1994; and

        WHEREAS, the Company has reserved the right to amend the Plan;

   and

        WHEREAS, it is desirable to amend the Plan in certain respects;

        NOW THEREFORE, the Plan is hereby amended, effective January 1,

   1994 (except where otherwise indicated), as follows:

        1.   The following sentences are added at the end of Section 2.7:

             In determining the Compensation of a Participant for purposes of the foregoing limitations set forth in Section 401(a)(17) of the Code, the rules of Section 414(q)(6) of the Code shall apply with respect to family members of the Participant, except that in applying such rules, the term "family" shall include only the spouse of the Participant and any lineal descendants of the Participant who have not attained age 19 before the close of the applicable Plan Year. If as a result of the application of such rules, the adjusted limitation set forth in Section 401(a)(17) of the Code is exceeded, then the limitation shall be prorated among the affected individuals in proportion to each such individual's Compensation as determined under this section prior to the application of such limitation.

        2. The first paragraph of Section 2.11 is amended, effective October 1, 1996, to read as follows:

             2.11 EMPLOYEE.  Any person who is employed by the Company
                  and on whose behalf contributions are being made by the Company under the Federal Insurance Contribution Act and whose terms and conditions of employment are governed by a collective bargaining agreement between the Company and a duly recognized bargaining


                                      1







                  representative; provided that such collective bargaining agreement provides for coverage under the Plan.

        3.   The following paragraphs are added at the end of Section
   5.5:

        (d) The amount of Excess Contributions to be distributed to, or recharacterized with respect to, a Highly Compensated Eligible Employee for a Plan Year, shall be reduced by any Excess Contributions previously distributed to the Highly Compensated Eligible Employee for the taxable year of the Highly Compensated Eligible Employee ending with or within the same Plan Year, and Excess Contributions to be distributed to a Highly Compensated Eligible Employee for a taxable year of the Highly Compensated Eligible Employee shall be reduced by Excess Contributions previously distributed to, or recharacterized with respect to, such Highly Compensated Eligible Employee for the Plan Year beginning in such taxable year.

        (e) For purposes of determining the amount of Excess Contributions to be distributed to a Highly Compensated Eligible Employee, if the Highly Compensated Eligible Employee is subject to the family aggregation rules of
             Section 414(q)(6) of the Code because the Highly Compensated Eligible Employee is either a 5% owner of the Company or any Affliate, or is one of the 10 most highly compensated employees of the Company or any Affiliate, the combined Actual Deferral Percentage for the Highly Compensated Eligible Employee and the members of his family group (who are treated as one Highly Compensated Eligible Employee) must be determined by combining the Pre-tax Contributions, Compensation and amounts treated as Pre-tax Contributions of all members of the family group of the Highly Compensated Eligible Employee. For purposes of this paragraph, the family group of a Highly Compensated Eligible Employee includes such Highly Compensated Eligible Employee, his spouse, his lineal ascendants or descendants, and the spouses of his lineal ascendants or descendants.

        (f) An amount of Matching Contributions attributable to the Pre-tax Contributions distributed to a Highly Compensated Eligible Employee as an Excess Contribution pursuant to clause (3) of paragraph (a) of this Section 5.5 shall also be distributed to the applicable Highly Compensated Eligible Employee by the last day of the twelve month period following the end of the Plan Year in which such Excess Contributions occurred.





                                      2







        4. Clause (1) of paragraph (a) of Section 5.7 and all references thereto are deleted and clause (2) of paragraph (a) of
   Section 5.7 is redesignated as clause (1).

        5. The following sentences are added at the end of redesignated clause (1) of paragraph (a) of Section 5.7:

             The amount of Excess Aggregate Contributions for a Plan Year shall be determined only after first determining the Excess Contributions that are recharacterized as After-tax Contributions pursuant to clause (2) of paragraph (a) of
             Section 5.5 or pursuant to any other retirement plan of the Company or an Affiliate. The amount of Excess Aggregate Contributions to be distributed to each Highly Compensated Eligible Employee pursuant to this clause (1) for a Plan Year shall be distributed on a pro-rata basis from the After-tax Contributions made by such Highly Compensated Eligible Employee for such Plan Year and the Matching Contributions allocable to the Matching Contribution Account of the Highly Compensated Eligible Employee for such Plan Year.

        6.   The reference in the second sentence of paragraph (b) of
   Section 7.4 to 90 days shall be amended to be 60 days.

        IN WITNESS WHEREOF, this First Amendment to the Plan has been

   adopted on this               day of

        , 1997.

                            NORTHERN INDIANA PUBLIC SERVICE COMPANY



                            By:


                            Its:















                                      3








                              SECOND AMENDMENT
                                     TO
                   NORTHERN INDIANA PUBLIC SERVICE COMPANY
                  BARGAINING UNIT TAX DEFERRED SAVINGS PLAN


        WHEREAS, Northern Indiana Public Service Company (the "Company")

   established the Northern Indiana Public Service Company Bargaining

   Unit Tax Deferred Savings Plan effective October 1, 1987 ("Plan"),

   amended and restated the Plan effective January 1, 1989, further amended and restated the Plan effective January 1, 1994, and further amended the Plan effective January 1, 1994; and

        WHEREAS, the Company has reserved the right to amend the Plan;

   and

        WHEREAS, it is desirable to further amend the Plan in certain respects.

        NOW THEREFORE, the Plan is hereby amended, effective January 1,

   1998, as follows:

             1.   The second and third sentences of Section 3.1 are

   amended to read as follows:

             Each other Employee will become eligible to participate in this Plan on his Employment Commencement Date subject to the provisions of Sections 3.2 and 3.3.  Once an Employee becomes eligible to participate, he will remain eligible as long as he remains an Employee, subject to the provisions of Sections 3.2 and 3.3, and he may become a Participant as of the first Entry

        Date following the date at least 15 days after he completes and files the applicable form set forth in Section 4.2 or Section

        4.4.


                                      1







             2.   Section 3.2 is amended to read as follows:

             3.2  PARTICIPATION UPON REEMPLOYMENT.  An Employee who

        incurs a Break in Service shall be eligible to participate in this Plan on his Reemployment Commencement Date and may

        thereafter become a Participant as of the first Entry Date following the date at least 15 days after he completes and files the applicable form set forth in Section 4.2 or Section 4.4.

             3.   The second paragraph of Section 3.3 is amended to read

        as follows:

             If an Employee's job classification changes such that he

        meets the definition of Employee under Section 2.11, he shall become eligible to participate in the Plan on the date his change in status becomes effective, and he may thereafter become a

        Participant as of the first Entry Date following the date at least 15 days after he completes and files the applicable form set forth in Section 4.2 or Section 4.4.

        IN WITNESS WHEREOF, this Second Amendment to the Plan has been

   adopted on this                day of                  , 1999.

                                      NORTHERN INDIANA PUBLIC
                                          SERVICE COMPANY



                                      By:


                                      Its:






                                      2